PRESS RELEASE

Date:	October 24, 2007

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of
MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Third Quarter 2007 Earnings

Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the “Bank”), announced today that net income for the third quarter ended September 30, 2007 was $1.2 million, or $.28 for basic and diluted earnings per share. This compared to net income for the comparable period in 2006 of $1.1 million, or $.27 for basic and diluted earnings per share. Annualized return on assets was .49% and return on average tangible equity was 6.45% for the third quarter of 2007 compared to .47% and 6.23%, respectively, for the same period last year. On a linked quarter basis, third quarter 2007 basic and diluted earnings per share also increased $.01, or 3.7% when compared to the second quarter of 2007.

Net income for the nine months ended September 30, 2007 was $3.3 million, or $.81 for basic and $.80 for diluted earnings per share. This compared to net income for the comparable period in 2006 of $4.1 million, or $.96 for basic and $.94 for diluted earnings per share. Annualized return on average assets was .47% and return on average tangible equity was 6.16% for the first nine months of 2007 compared to .56% and 7.25% respectively, for the same period last year.

Net income for the three months ended September 30, 2007 increased primarily due to increasing non-interest income, management of non-interest expense, and a reduction in income tax expense. Net income for the nine months ended September 30, 2007 decreased primarily due to decreasing net interest income, partially offset by the above mentioned items.

Assets totaled $966.8 million at September 30, 2007, an increase from December 31, 2006 of $5.9 million, or 0.6%. Loans, excluding loans held for sale, increased $4.9 million or 0.6%. Consumer loans increased $5.2 million, or 2.3%, and residential mortgage loans held in the portfolio increased $1.0 million, or 0.2%, while commercial loans decreased $1.3 million, or 0.9%. Mortgage loans held for sale increased $1.1 million and mortgage loans sold during the first nine months of 2007 totaled $17.2 million. The increased loan balances are due primarily to increased production and loan purchases in the third quarter of 2007. Investment securities available for sale decreased $655,000, or 1.6%, compared to December 31, 2006.

Allowance for loan losses increased $26,000 to $8.2 million at September 30, 2007 when compared to December 31, 2006. Net charge offs for the first nine months of 2007 were $1.4 million, or .23% of average loans on an annualized basis, compared to $1.5 million, or .24% of average loans for the comparable period in 2006. The decrease was primarily due to larger recoveries during the 2007 period. As of September 30, 2007 the allowance for loan losses as a percentage of loans receivable and non-performing loans was 1.00% and 78.62%, respectively, compared to 1.00% and 143.59%, respectively, at December 31, 2006.

Total deposits were $706.4 million at September 30, 2007, an increase from $703.4 at December 31, 2006. This increase was due primarily to increases in core demand, money market and savings deposits of $8.0 million and wholesale deposit increases of $2.7 million. These increases were partially offset by decreases in retail certificates of deposit of $7.7 million. Total borrowings increased $1.4 million to $160.2 million at September 30, 2007 from $158.9 million at December 31, 2006.

Stockholders’ equity increased $507,000, or 0.6%, from $87.3 million at December 31, 2006, to $87.8 million at September 30, 2007. The increase was due primarily to net income of $3.3 million, Employee Stock Ownership Plan (ESOP) and RRP shares earned of $469,000 and exercised stock options of $209,000. This increase was partially offset by the repurchase of 83,000 shares of common stock for $1.6 million and dividend payments of $1.9 million. Also, the market value of securities available for sale compared to their book value increased $8,000 from a loss of $355,000 at December 31, 2006 to a loss of $347,000 at September 30, 2007.

Net interest income before the provision for loan losses decreased $493,000 from $6.3 million for the three months ended September 30, 2006 to $5.9 million for the three months ended September 30, 2007. The reasons for the decrease were a $28.5 million, or 3.2%, decrease in average interest earning assets and a 14 basis point decrease in the net interest margin reflecting the Bank’s liability sensitive nature. The reduction in average interest earning assets was due primarily to a restructuring of the balance sheet in the fourth quarter of 2006 and decreased loan balances during the first half of 2007.

Net interest income before the provision for loan losses decreased $2.2 million for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006. The reasons for the decrease were similar to those stated above. Average interest earning assets decreased $24.1 million, or 2.7% and the net interest margin decreased by 26 basis points from 3.03% for the nine months ended September 30, 2006 to 2.77% for the same period in 2007.

The provision for loan losses for the third quarter of 2007 was $532,000, compared to $525,000 for last year’s comparable period. Non-performing loans to total loans at September 30, 2007 were 1.27% compared to .60% at September 30, 2006. Non-performing assets to total assets were 1.37% at September 30, 2007 compared to .76% at September 30, 2006. The increase in non-performing loans is primarily related to five different commercial loan relationships all of which the Bank’s evaluation indicates that adequate collateral exists. CEO Dave Heeter commented, “We feel that we have adequately evaluated our risk on these loans and are taking appropriate actions to mitigate any potential loss.”

The provision for loan losses for the nine months ended September 30, 2007 remained flat at $1.4 million compared to the same period in 2006.

Non-interest income increased $256,000 to $2.0 million, or 14.6%, for the three months ended September 30, 2007 compared to the same period in 2006. The increase was due primarily to increases in commission income of $182,000, or 134.8%, increases in service fees on transaction accounts of $119,000, or 10.4%, and improved earnings on cash surrender value of life insurance of $31,000, or 11.6%. These increases were partially offset by decreases in gain on sale of loans of $31,000 and decreases in other income of $35,000. On a linked quarter basis, non-interest income increased $50,000, or 2.6%, primarily due to increases in commission income and service fees on transaction accounts.

For the nine month period ended September 30, 2007 non-interest income increased $602,000, or 11.8%, to $5.7 million compared to $5.1 million for the same period in 2006. The reasons are similar to those mentioned above.

Non-interest expense remained flat at $6.2 million for the three months ended September 30, 2007 compared to the same period in 2006. Increases in current quarter non-interest expense compared to the same period in 2006 include increases in data processing expense of $31,000 due primarily to technological upgrades, increases in occupancy expense of $35,000, increases in salaries and employee benefits of $42,000, and increases in other expenses of $42,000. These increases were offset by decreases in marketing expense of $100,000 and professional fees of $60,000. On a linked quarter basis non-interest expense was flat at $6.2 million. CEO Heeter added, “Our team has done an excellent job at expanding our franchise from a year ago while managing costs.”

Non-interest expense decreased slightly to $18.6 million for the nine months ended September 30, 2007 compared to $18.7 million for the same period in 2006.

Income tax expense decreased $251,000 for the three months ended September 30, 2007 compared to the same period in 2006 due primarily to less taxable income and a tax benefit from the creation of a Nevada investment subsidiary. The effective tax rate also decreased from 15.8% to (3.2)% due to a higher percentage of non-taxable income to total income before income tax and an increased percentage of low income housing tax credits to taxable income when comparing the third quarter of 2007 to the third quarter of 2006, respectively.

For the nine-month period ended September 30, 2007, income tax expense decreased $771,000 compared to the same period in 2006. The decrease was due primarily to decreased taxable income and a tax benefit from the creation of a Nevada investment subsidiary. The effective tax rate also decreased from 20.9% to 8.3% due to a higher percentage of non-taxable income to total income before income tax and an increased percentage of low income housing tax credits to taxable income when comparing the first nine months of 2007 to the first nine months of 2006, respectively.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with twenty-one full service offices in Delaware, Grant, Kosciusko, Randolph, and Wabash counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to changes in interest rates; the loss of deposits and loan demand to competitors; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes.

MUTUALFIRST FINANCIAL INC.

	30-Sep	31-Dec
Selected Financial Condition Data(Unaudited):	2007	2006
	(000)	(000)

Total Assets	$966,789	$960,842

Cash and cash equivalents	23,550	24,915

Loans held for sale	2,400	1,330

Loans receivable, net	810,554	805,625

Investment securities available for sale, at fair value	40,708	41,363

Total deposits	706,397	703,359

Total borrowings	160,243	158,852

Total stockholders' equity	87,771	87,264

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
	30-Sep	30-Jun	30-Sep	30-Sep	30-Sep
Selected Operations Data (Unaudited):	2007	2007	2006	2007	2006
	(000)	(000)	(000)	(000)	(000)

Total interest income	$14,128	$14,056	$14,335	$41,993	$41,835
Total interest expense	8,277	7,941	7,991	24,032	21,706

Net interest income	5,851	6,115	6,344	17,961	20,129
Provision for loan losses	532	533	525	1,397	1,443
Net interest income after provision
for loan losses	5,319	5,582	5,819	16,564	18,686

Non-interest income
Fees and service charges	1,266	1,246	1,147	3,575	3,267
Equity in gains (losses) of limited partnerships	(23)	(27)	(13)	(76)	(15)
Commissions	317	244	135	758	487
Net gain (loss) on loan sales and servicing	90	96	121	277	356
Increase in cash surrender value of life insurance	298	317	267	953	771
Other income	56	78	91	204	223
Total non-interest income	2,004	1,954	1,748	5,691	5,089

Non-interest expense
Salaries and benefits	3,633	3,654	3,591	10,926	10,967
Occupancy and equipment	896	864	861	2,668	2,571
Data processing fees	259	298	228	814	660
Professional fees	176	177	236	532	727
Marketing	173	229	273	610	715
Other expenses	1,061	982	1,019	3,072	3,010
Total non-interest expense	6,198	6,204	6,208	18,622	18,650

Income before taxes	1,125	1,332	1,359	3,633	5,125
Income tax provision	(36)	203	215	300	1,071
Net income	$1,161	$1,129	$1,144	$3,333	$4,054

Average Balances, Net Interest Income, Yield Earned and Rates Paid

	Three			Three
	mos ended			mos ended
	9/30/2007			9/30/2006
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
				(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$2,063	$20	3.88%	$1,670	$20	4.79%
Mortgage-backed securities:
Available-for-sale	8,449	128	6.06	10,972	134	4.89
Investment securities:
Available-for-sale	30,629	416	5.43	29,853	375	5.02
Loans receivable	817,878	13,453	6.58	844,816	13,699	6.49
Stock in FHLB of Indianapolis	9,938	112	4.51	10,171	107	4.21
Total interest-earning assets (3)	868,957	14,129	6.50	897,482	14,335	6.39
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	88,519			85,245
Total assets	$957,476			$982,727

Interest-Bearing Liabilities:
Demand and NOW accounts	$129,503	$752	2.32%	$111,987	547	1.95
Savings deposits	54,338	71	0.52	58,890	74	0.50
Money market accounts	24,279	166	2.73	30,884	167	2.16
Certificate accounts	441,917	5,270	4.77	458,666	5,046	4.40
Total deposits	650,037	6,259	3.85	660,427	5,834	3.53
Borrowings	155,649	2,018	5.19	173,110	2,157	4.98
Total interest-bearing accounts	805,686	8,277	4.11	833,537	7,991	3.83
Non-interest bearing deposit accounts	48,616			46,082
Other liabilities	15,911			15,285
Total liabilities	870,213			894,904
Stockholders' equity	87,263			87,823
Total liabilities and stockholders' equity	$957,476			$982,727

Net earning assets	$63,271			$63,945

Net interest income		$5,852			$6,344

Net interest rate spread			2.39%			2.56%

Net yield on average interest-earning assets			2.69%			2.83%

Average interest-earning assets to
average interest-bearing liabilities			107.85%			107.67%

	Three Months	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended	Ended
Selected Financial Ratios and Other	30-Sep	30-Jun	30-Sep	30-Sep	30-Sep
Financial Data (Unaudited):	2007	2007	2006	2007	2006

Share and per share data:
Average common shares outstanding
Basic	4,102,302	4,120,844	4,166,531	4,117,685	4,222,178
Diluted	4,144,979	4,173,986	4,240,173	4,172,017	4,301,591
Per share:
Basic earnings	$0.28	$0.27	$0.27	$0.81	$0.96
Diluted earnings	$0.28	$0.27	$0.27	$0.80	$0.94
Dividends	$0.15	$0.15	$0.15	$0.45	$0.43

Dividend payout ratio	53.57%	55.56%	55.56%	56.25%	45.74%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.49%	0.48%	0.47%	0.47%	0.56%
Return on average tangible equity (ratio of net
income to average tangible equity)(1)	6.45%	6.24%	6.23%	6.16%	7.25%
Interest rate spread information:
Average during the period(1)	2.39%	2.53%	2.56%	2.48%	2.77%

Net interest margin(1)(2)	2.69%	2.85%	2.83%	2.77%	3.03%

Efficiency Ratio	78.91%	76.89%	76.72%	78.73%	73.96%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	107.85%	108.49%	107.67%	108.07%	107.73%

Allowance for loan losses:
Balance beginning of period	$8,277	$8,219	$8,177	$8,156	$8,100
Charge offs:
One- to four- family	360	64	215	544	470
Multi-family	0	0	0	0	0
Commercial real estate	26	0	54	26	54
Construction or development	0	0	0	0	0
Consumer loans	332	314	387	1,059	812
Commercial business loans	36	267	62	303	387
Sub-total	754	645	718	1,932	1,723

Recoveries:
One- to four- family	9	48	1	57	78
Multi-family	0	0	0	0	0
Commercial real estate	0	0	0	0	0
Construction or development	0	0	0	0	0
Consumer loans	117	121	65	302	142
Commercial business loans	0	1	1	201	11
Sub-total	126	170	67	560	231

Net charge offs	628	475	651	1,372	1,492
Additions charged to operations	532	533	525	1,397	1,443
Balance end of period	$8,181	$8,277	$8,051	$8,181	$8,051

Net loan charge-offs to average loans (1)	0.31%	0.24%	0.31%	0.23%	0.24%

	September 30,	June 30,	September 30,
	2007	2007	2006

Total shares outstanding	4,299,138	4,329,183	4,391,637
Tangible book value per share	$16.87	$16.71	$16.60

Nonperforming assets (000's)
Loans: Non-accrual	$8,603	$4,383	$4,955
Accruing loans past due 90 days or more	1,695	400	7
Restructured loans	108	110	112
Total nonperforming loans	10,406	4,893	5,074
Real estate owned	1,599	1,519	1,449
Other repossessed assets	1,282	1,207	977
Total nonperforming assets	$13,287	$7,619	$7,500

Asset Quality Ratios:
Non-performing assets to total assets	1.37%	0.80%	0.76%
Non-performing loans to total loans	1.27%	0.61%	0.60%
Allowance for loan losses to non-performing loans	78.62%	169.16%	158.67%
Allowance for loan losses to loans receivable	1.00%	1.03%	0.95%

(1)	Ratios for the three periods have been annualized.

(2)	Net interest income divided by average interest earning assets.

(3)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.